Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

Mynaric AG

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offer Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Ordinary shares, no par value(1)	Other	5,000,000	$4.58	(2)	$91,600,000	(2)	$110.20 per million	$10,094.32
Fees to be Paid	Other	Subscription rights for ordinary shares or ADSs(3)	457(g)	—	—		—		$110.20 per million	—
	Total Offering Amounts									$10,094.32
	Total Fees Previously Paid									—
	Total Fee Offsets									$10,094.32
	Net Fee Due									$10,094.32

(1)	American Depositary Shares (“ADS”) evidenced by American Depositary Receipts (“ADRs”) issuable upon deposit of ordinary shares have been registered pursuant to a separate registration statement on Form F-6 (File No. 333-260613). Pursuant to Rule 416 under the Securities Act of 1933, as amended, the ordinary shares being registered hereunder include such indeterminate number of additional ordinary shares as may be issuable as a result of stock splits, stock dividends or similar transactions with respect to the shares being registered hereunder.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. The proposed maximum offering price per unit and maximum aggregate offering price are calculated on the basis of $4.58, the average of the high and low sale price of ADSs of the registrant on Nasdaq on September 26, 2023, which is within five business days prior to the filing of this registration statement, multiplied by four (based on an ADS to share ratio of four to one).
(3)	The subscription rights are being issued without consideration. Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is payable with respect to the subscription rights offered hereby.